FOR IMMEDIATE RELEASE	November 13, 2012
Contact: Susan Jordan
732-577-9997

UMH PROPERTIES, INC. REPORTS THIRD QUARTER EARNINGS

FREEHOLD, NJ, November 13, 2012........ UMH Properties, Inc. (NYSE:UMH) reported funds from operations attributable to common shareholders (FFO) of $2,102,000 or $0.13 per share for the three months ended September 30, 2012, as compared to $1,680,000 or $0.11 per share for the three months ended September 30, 2011.  FFO was $7,562,000 or $0.47 per share for the nine months ended September 30, 2012, as compared to $6,529,000 or $0.46 per share for the nine months ended September 30, 2011.  Net income attributable to common shareholders amounted to $2,309,000 or $0.14 per common share for the nine months ended September 30, 2012, as compared to $2,187,000 or $0.15 per common share for the nine months ended September 30, 2011.

A summary of significant financial information for the three and nine months ended September 30, 2012 and 2011 is as follows:

For the Three Months Ended

   September 30,

	2012	2011

Total Income	$12,187,000	$9,665,000
Total Expenses	$11,617,000	$9,089,000
Gain on Securities Transactions, net	$1,215,000	$486,000
Net Income Attributable to Common Shareholders	$161,000	$103,000
Net Income Attributable to Common Shareholders per Share	$-0-	$-0-
FFO (1)	$2,102,000	$1,680,000
FFO per Common Share (1)	$0.13	$0.11
Weighted Average Shares Outstanding	16,395,000	14,717,000

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For the Nine Months Ended

   September 30,

	2012	2011

Total Income	$34,222,000	$28,287,000
Total Expenses	$32,453,000	$25,941,000
Gain on Securities Transactions, net	$3,496,000	$2,028,000
Net Income Attributable to Common Shareholders	$2,309,000	$2,187,000
Net Income Attributable to Common Shareholders per Share	$0.14	$0.15
FFO (1)	$7,562,000	$6,529,000
FFO per Common Share (1)	$0.47	$0.46
Weighted Average Shares Outstanding	15,966,000	14,330,000

 (1)  Non-GAAP Information:  Funds from Operations Attributable to Common Shareholders (FFO) is defined as net income attributable to common shareholders excluding gains (or losses) from sales of depreciable assets, plus depreciation.  FFO per share is defined as FFO divided by the weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trust (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis.  The items excluded from FFO and FFO per share are significant components in understanding and assessing the Company’s financial performance.  FFO and FFO per share (1) do not represent cash flow from operations as defined by generally accepted accounting principles; (2) should not be considered as alternatives to net income or net income per share as measures of operating performance or to cash flows from operating, investing and financing activities; and (3) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO for the three and nine months ended September 30, 2012 and 2011 is calculated as follows:

	Three Months		Nine Months
	9/30/12	9/30/11	9/30/12	9/30/11

Net Income Attributable to Common
Shareholders	$161,000	$103,000	$2,309,000	$2,187,000
Depreciation Expense	1,930,000	1,581,000	5,232,000	4,371,000
(Gain) Loss on Sales of Depreciable Assets	11,000	(4,000)	21,000	(29,000)
FFO Attributable to Common
Shareholders	$2,102,000	$1,680,000	$7,562,000	$6,529,000

The following are the cash flows provided (used) by operating, investing and financing activities for the nine months ended September 30, 2012 and 2011:

	2012	2011

Operating Activities	$4,711,000	$5,575,000
Investing Activities	(53,043,000)	(33,874,000)
Financing Activities	43,975,000	30,090,000

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A summary of significant balance sheet information as of September 30, 2012 and December 31, 2011 is as follows:

	September 30, 2012	December 31, 2011

Total Assets	$280,194,000	$223,945,000
Securities Available for Sale	53,567,000	43,298,000
Mortgages Payable	106,934,000	90,282,000
Loans Payable	24,543,000	23,950,000
Total Shareholders’ Equity	143,414,000	105,877,000

Samuel A. Landy, President, stated, “FFO amounted to $2,102,000 or $0.13 per share for the three months ended September 30, 2012, as compared to $1,680,000 or $0.11 per share for the three months ended September 30, 2011.  Occupancy increased 300 basis points from year end from 77% to 80% at September 30, 2012.  We have seen an increase in sales during 2012.  We have also seen an increase in demand for rental units and are meeting this demand.  Our securities portfolio has continued to perform well, with $3.5 million in gains realized thus far in 2012 and an additional $7.6 million in unrealized gains at quarter end.”

“UMH has continued to execute its growth plan.  In July, we acquired a 123-site community in New Middletown, Ohio for a purchase price of $3.4 million.  In August, we acquired 11 communities, ten located in Pennsylvania and one located in New York, for a total purchase price of $28.3 million.   In September, we acquired two communities with a total of 280 sites located in Ohio for a purchase price of $5.9 million.  Subsequent to quarter end, in October we issued 1,250,000 shares of our 8.25% Series A Preferred Stock, generating net proceeds of approximately $31 million.   The company is very well positioned to continue to execute its growth strategy.”

UMH, a publicly-owned REIT, owns and operates fifty-five manufactured home communities containing approximately 10,400 developed home sites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee and Indiana.  In addition, the Company owns a portfolio of REIT securities.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. Factors and risks that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

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